SEABOARD CORPORATION






                          Note Purchase Agreement





                         Dated as of June 1, 1995












            $125,000,000 7.88% Senior Notes Due June 1, 2007
                              TABLE OF CONTENTS
                                                                       PAGE

1.   PURCHASE AND SALE OF NOTES. . . . . . . . . . . . . . . . . . . . .  1
     1.1  Issue of Notes.. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3  Purchaser Representations. . . . . . . . . . . . . . . . . . .  2
     1.4  Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . .  4

2.   WARRANTIES AND REPRESENTATIONS. . . . . . . . . . . . . . . . . . .  4
     2.1  Nature of Business.. . . . . . . . . . . . . . . . . . . . . .  4
     2.2  Financial Statements; Indebtedness; Material Adverse Change. .  4
     2.3  Subsidiaries and Affiliates. . . . . . . . . . . . . . . . . .  5
     2.4  Title to Properties. . . . . . . . . . . . . . . . . . . . . .  5
     2.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.6  Pending Litigation.. . . . . . . . . . . . . . . . . . . . . .  6
     2.7  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . .  6
     2.8  Corporate Organization and Authority.. . . . . . . . . . . . .  6
     2.9  Charter Instruments, Other Agreements. . . . . . . . . . . . .  7
     2.10 Restrictions on Company and Subsidiaries.. . . . . . . . . . .  7
     2.11 Compliance with Law. . . . . . . . . . . . . . . . . . . . . .  7
     2.12 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.13 Environmental Compliance.. . . . . . . . . . . . . . . . . . .  8
     2.14 Sale of Notes is Legal and Authorized; Obligations are Enforceable.
     9
     2.15 Governmental Consent to Sale of Notes. . . . . . . . . . . . . 10
     2.16 No Defaults under Notes. . . . . . . . . . . . . . . . . . . . 10
     2.17 Private Offering of Notes. . . . . . . . . . . . . . . . . . . 10
     2.18 Use of Proceeds of Notes.. . . . . . . . . . . . . . . . . . . 10

3.   CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.1  Opinions of Counsel. . . . . . . . . . . . . . . . . . . . . . 11
     3.2  Warranties and Representations True. . . . . . . . . . . . . . 11
     3.3  Officers' Certificates.. . . . . . . . . . . . . . . . . . . . 11
     3.4  Legality.. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.5  Private Placement Number.. . . . . . . . . . . . . . . . . . . 11
     3.6  Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.7  Other Purchasers.. . . . . . . . . . . . . . . . . . . . . . . 12
     3.8  Proceedings Satisfactory.. . . . . . . . . . . . . . . . . . . 12

4.   PRINCIPAL PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.1  Required Prepayments.. . . . . . . . . . . . . . . . . . . . . 12
     4.2  Optional Prepayments.. . . . . . . . . . . . . . . . . . . . . 12
     4.3  Prepayments Among Noteholders. . . . . . . . . . . . . . . . . 13
     4.4  Special Prepayments. . . . . . . . . . . . . . . . . . . . . . 13
     4.5  Notation of Notes on Prepayment. . . . . . . . . . . . . . . . 14
     4.6  No Other Prepayments; Acquisition of Notes.. . . . . . . . . . 15

5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES . . . . . . . . . . . 15
     5.1  Registration of Notes. . . . . . . . . . . . . . . . . . . . . 15
     5.2  Exchange of Notes. . . . . . . . . . . . . . . . . . . . . . . 15
     5.3  Replacement of Notes.. . . . . . . . . . . . . . . . . . . . . 16
     5.4  Issuance Taxes.. . . . . . . . . . . . . . . . . . . . . . . . 16

6.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.1  Payment of Taxes and Claims. . . . . . . . . . . . . . . . . . 17
     6.2  Maintenance of Properties; Corporate Existence; etc. . . . . . 17
     6.3  Payment of Notes and Maintenance of Office.. . . . . . . . . . 18
     6.4  Merger; Acquisition. . . . . . . . . . . . . . . . . . . . . . 18
     6.5  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.6  Consolidated Tangible Net Worth. . . . . . . . . . . . . . . . 21
     6.7  Funded Debt. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.8  Transfer of Property.. . . . . . . . . . . . . . . . . . . . . 21
     6.9  Subsidiary Debt. . . . . . . . . . . . . . . . . . . . . . . . 24
     6.10 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.11 Line of Business.. . . . . . . . . . . . . . . . . . . . . . . 25
     6.12 Transactions with Affiliates.. . . . . . . . . . . . . . . . . 25
     6.13 Guaranties.. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.14 Private Offering.. . . . . . . . . . . . . . . . . . . . . . . 26

7.   INFORMATION AS TO COMPANY . . . . . . . . . . . . . . . . . . . . . 26
     7.1  Financial and Business Information.. . . . . . . . . . . . . . 26
     7.2  Officers' Certificates.. . . . . . . . . . . . . . . . . . . . 29
     7.3  Accountants' Certificates. . . . . . . . . . . . . . . . . . . 30
     7.4  Inspection.. . . . . . . . . . . . . . . . . . . . . . . . . . 30

8.   EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.1  Nature of Events.. . . . . . . . . . . . . . . . . . . . . . . 30
     8.2  Default Remedies.. . . . . . . . . . . . . . . . . . . . . . . 32
     8.3  Annulment of Acceleration of Notes.. . . . . . . . . . . . . . 33

9.   INTERPRETATION OF THIS AGREEMENT. . . . . . . . . . . . . . . . . . 33
     9.1  Terms Defined. . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.2  Generally Accepted Accounting Principles.. . . . . . . . . . . 45
     9.3  Directly or Indirectly.. . . . . . . . . . . . . . . . . . . . 46
     9.4  Section Headings and Table of Contents and Construction. . . . 46
     9.5  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 46

10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     10.1 Communications.. . . . . . . . . . . . . . . . . . . . . . . . 46
     10.2 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 47
     10.3 Reproduction of Documents. . . . . . . . . . . . . . . . . . . 48
     10.4 Survival.. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.5 Successors and Assigns.. . . . . . . . . . . . . . . . . . . . 48
     10.6 Amendment and Waiver.. . . . . . . . . . . . . . . . . . . . . 48
     10.7 Payments on Notes. . . . . . . . . . . . . . . . . . . . . . . 50
     10.8 Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . 50
     10.9 Duplicate Originals, Execution in Counterpart. . . . . . . . . 51

Annex 1   --   Information as to Purchasers
Annex 2   --   Payment Instructions at Closing
Annex 3   --   Information as to Company
Exhibit A --   Form of 7.88% Senior Note Due June 1, 2007
Exhibit B1     --   Form of Company Counsel's Closing Opinion
Exhibit B2     --   Form of Special Counsel's Closing Opinion
Exhibit C --   Form of Officers' Certificate
               Exhibit D --   Form of Secretary's Certificate

                           SEABOARD CORPORATION

                          NOTE PURCHASE AGREEMENT


            $125,000,000 7.88% Senior Notes Due June 1, 2007

                                                   Dated as of June 1, 1995


[Separately Addressed to Each of the
Purchasers Listed on Annex 1 hereto]


Ladies and Gentlemen:

     SEABOARD CORPORATION (together with its successors and assigns, the "Company"), a Delaware corporation, hereby agrees with you as follows:

1.   PURCHASE AND SALE OF NOTES

     1.1  Issue of Notes.

     The Company will authorize the issue of One Hundred Twenty-Five Million Dollars ($125,000,000) in aggregate principal amount of its seven and eighty-eight one-hundredths percent (7.88%) Senior Notes due June 1, 2007 (the "Notes"). The Notes shall be in the form of Exhibit A hereto, and shall have the terms as herein and therein provided.

     1.2  The Closing.

          (a) Purchase and Sale of Notes. The Company hereby agrees to sell to you and you hereby agree to purchase from the Company, in accordance with the provisions hereof, the aggregate principal amount of Notes set forth below your name on Annex 1 hereto at one hundred percent (100%) of the principal amount thereof.

          (b) The Closing. The closing (the "Closing") of the Company's sale of Notes will be held on June 1, 1995 (the "Closing Date") at 9:00 a.m., local time, at the office of Hebb & Gitlin, your special counsel. At the Closing, the Company will deliver to you one or more Notes (as set forth below your name on Annex 1 hereto), in the denominations indicated on Annex 1 hereto, in the aggregate principal amount of your purchase, dated the Closing Date and payable to you or payable as indicated on Annex 1 hereto, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 2 hereto.

          (c) Other Purchasers. Contemporaneously with the execution and delivery hereof, the Company is entering into a separate Note Purchase Agreement identical (except for the name and signature of the purchaser) hereto (this Agreement and such other separate Note Purchase Agreements collectively, the "Note Purchase Agreements") with each other purchaser (each an "Other Purchaser") listed on Annex 1 hereto, providing for the sale to each Other Purchaser of Notes in the aggregate principal amount set forth below its name on such Annex. The sales of the Notes to you and to each Other Purchaser are to be separate sales.

     1.3  Purchaser Representations.

          (a) Purchase for Investment. You represent that you are purchasing the Notes for your own account, for the account of another for which you have sole investment discretion, or for a trust account for which you are the trustee, and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided, that you have the right to dispose of the Notes, or any part thereof, if you deem it advisable to do so, either pursuant to a registration of the Notes under the Securities Act and other applicable securities acts or pursuant to an applicable exemption from the requirement of such registration. It is understood that, in making the representations set out in Section 2.14 hereof and
               Section 2.15 hereof, the Company is relying, to the extent applicable, upon your representation as aforesaid.

          (b) ERISA. You represent, with respect to the funds with which you are acquiring the Notes, and solely for the purpose of determining whether such purchase is a "prohibited transaction" (as provided for in section 406 of ERISA or section 4975 of the IRC), that all of such funds are from or are attributable to one or more of:

               (i) General Account -- your general account assets or assets of one or more segments of such general account, as the case may be, and that either,

                    (A) 10% Exemption -- as of the Closing Date, such acquisition would be exempt under the provisions of the proposed prohibited transaction class exemption published by the Department of Labor in the Federal Register on August 22, 1994 (59 F.R. 43134, August 22,
                         1994); provided that you are relying on the Company's representations set forth in Section 2.12 in determining

                         (I) whether there is any Pension Plan that has an interest in your "insurance company general account" (as defined in such proposed exemption) and in respect of which there exists "general account reserves" (as determined under Section 807(d) of the IRC) for the contract or contracts held by or on behalf of such Pension Plan, and

                         (II) whether such reserves, when aggregated with the
                              amount of the "reserves" for the contracts held by or on behalf of any other "employee benefit plans" maintained by the same "employer" in respect of such Pension Plan or "affiliates" thereof or by the same "employee organization" in respect of such Pension Plan, exceed ten percent (10%) of the total of all liabilities of such insurance company general account (it being understood that, in making such determination, you have relied upon the assumption that the total of all such liabilities referred to in such proposed exemption shall mean your liabilities backed by the assets of your insurance company general account) ("reserves" are determined under
                              Section 807(d) of the IRC, "employee benefit plans" is defined in section 3(3) of ERISA, "employer" is defined in section 3(5) of ERISA, "affiliates" is defined in the proposed exemption, and "employee organization" is defined in section 3(4) of ERISA), or

                    (B) General Account Exemption -- no part of such assets constitutes assets of an "employee pension benefit plan" (as defined in section 3(2)(A) of ERISA) maintained by the Company or any ERISA Affiliate or of a "plan" (as defined in section 4975 of the IRC) maintained by any ERISA Affiliate (it is understood that you are relying on the present and continuing validity and applicability of Department of Labor Interpretive Bulletin 29 C.F.R. 2509.75-2(b));

               (ii) Separate Account -- a "separate account" (as defined in section 3 of ERISA),

                    (A) 10% Pooled Separate Account -- in respect of which all requirements for an exemption under Department of Labor Prohibited Transaction Class Exemption 90-1 are met with respect to the use of such funds to purchase the Notes,

                    (B) Identified Plan Assets -- that is comprised of employee benefit plans identified by you in writing and with respect to which the Company hereby warrants and represents that, as of the Closing Date, neither the Company nor any ERISA Affiliate is a "party in interest" (as defined in section 3 of ERISA) or a "disqualified person" (as defined in section 4975 of the IRC) with respect to any plan so identified, or

                    (C) Guaranteed Separate Account -- that is maintained solely in connection with fixed contractual obligations of an insurance company, under which any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) are not affected in any manner by the investment performance of the separate account (as provided by 29 C.F.R. 2510.3-101(h)(1)(iii));

               (iii) Qualified Professional Asset Manager -- an "investment fund" managed by a "qualified professional asset manager" (as such terms are defined in Part V of Department of Labor Prohibited Transaction Class Exemption 84-14) with respect to which the requirements of such exemption have been satisfied, provided that in making this representation, it is assumed that the conditions set forth in Part I(a),
                         Part I(d) and Part I(e) of such Exemption have been satisfied;

               (iv) Excluded Plan -- an employee benefit plan that is excluded from the provisions of section 406(a) of ERISA by virtue of section 4(b) of ERISA; or

               (v) Exempt Funds -- a separate investment account that is not subject to ERISA and no funds of which come from assets of an "employee benefit plan" or a "plan" or any other entity that is deemed to hold assets of an "employee benefit plan" or a "plan," ("employee benefit plan" is defined in section 3 of ERISA, and "plan" is defined in section 4975(e)(1) of the IRC).

     1.4  Expenses.

     Whether or not the Notes are sold, the Company shall pay, at the Closing (if the Notes are sold, and otherwise upon receipt of any statement or invoice therefor), the statement presented at the Closing by your special counsel for reasonable fees and disbursements incurred in connection herewith, each additional statement for reasonable fees and disbursements (promptly upon receipt thereof) of your special counsel rendered after the Closing in connection with the issuance of the Notes, and all expenses incurred in complying with each of the conditions to closing set forth in Section 3 hereof.

2.   WARRANTIES AND REPRESENTATIONS

     To induce you to enter into this Agreement and to purchase the Notes listed on Annex 1 hereto below your name, the Company warrants and represents, as of the Closing Date, as follows:

     2.1  Nature of Business.

     The Private Placement Memorandum (together with all exhibits and annexes thereto, the "Placement Memorandum"), dated April 1995, and prepared by Merrill Lynch & Co. (copy of which previously has been delivered to you), correctly describes the general nature of the business and principal Properties of the Company and the Subsidiaries as of the Closing Date.

     2.2  Financial Statements; Indebtedness; Material Adverse Change.

          (a) Financial Statements. The Company has provided you with the financial statements described in Part 2.2(a) of Annex 3 hereto. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of such dates and the results of their operations and cash flows for such periods.

          (b) Indebtedness. Part 2.2(b) of Annex 3 hereto lists all Indebtedness of the Company and the Subsidiaries as of the Closing Date, and provides the following information with respect to each item of such Indebtedness: the obligor, the holder thereof, the outstanding amount, the current portion, and the collateral securing such Indebtedness, if any.

          (c) Material Adverse Change. Since December 31, 1994 there has been no change in the business, prospects, profits, Properties or condition (financial or otherwise) of the Company or any of the Subsidiaries except changes in the ordinary course of business that, in the aggregate for all such changes, could not reasonably be expected to have a Material Adverse Effect.

     2.3  Subsidiaries and Affiliates.

     Part 2.3 of Annex 3 hereto states

          (a) the name of each of the Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and each other Subsidiary, and identifies each Material Subsidiary, and

          (b) the name of each Affiliate (other than natural persons who are Affiliates solely as a result of their membership in the families of officers or directors) and the nature of the affiliation.

Each of the Company and the Subsidiaries has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and nonassessable.

     2.4  Title to Properties.

          (a) Each of the Company and the Subsidiaries has good title to all of the Property reflected in the most recent balance sheet referred to in Section 2.2 hereof (except as sold or otherwise disposed of in the ordinary course of business), except for such failures to have good title as are immaterial to such financial statements and that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect. All such Property is free from Liens not permitted by
               Section 6.5 hereof.

          (b) Each of the Company and the Subsidiaries owns, possesses or has the right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, and rights with respect thereto, necessary for the present and currently planned future conduct of its business, without any known conflict with the rights of others, except for such failures to own, possess, or have the right to use, that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     2.5  Taxes.

          (a)  Returns Filed; Taxes Paid.

               (i) All tax returns required to be filed by the Company and each Subsidiary and any other Person with which the Company or any Subsidiary files or has filed a consolidated return in any jurisdiction have been filed on a timely basis, and all taxes, assessments, fees and other governmental charges upon each of the Company, such Subsidiary and any such Person, and upon any of their respective Properties, income or franchises, that are due and payable have been paid, except for such tax returns and such tax payments that could not, in the aggregate for all such tax returns and payments, reasonably be expected to have a Material Adverse Effect.

               (ii) All liabilities of each of the Company, the Subsidiaries and the other Persons referred to in Section 2.5(a)(i) hereof with respect to federal income taxes have been finally determined except for the fiscal years 1992 through 1994, the only years not closed by the completion of an audit or the expiration of the statute of limitations.

          (b)  Book Provisions Adequate.

               (i) The amount of the liability for taxes reflected in each of the consolidated balance sheets referred to in Section 2.2 hereof is in each case an adequate provision for taxes as of the dates of such balance sheets (including, without limitation, any payment due pursuant to any tax sharing agreement) as are or may become payable by any one or more of the Company and the other Persons consolidated with the Company in such financial statements in respect of all tax periods ending on or prior to such dates.

               (ii) The Company does not know of any proposed additional tax assessment against it or any such Person that is not reflected in full in the most recent balance sheet referred to in Section 2.2 hereof.

     2.6  Pending Litigation.

          (a) There are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company of any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal that, in the aggregate for all such proceedings, actions and investigations, could reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court, Governmental Authority, arbitration board or tribunal that, in the aggregate for all such defaults, could reasonably be expected to have a Material Adverse Effect.

     2.7  Full Disclosure.

     The financial statements referred to in Section 2.2 hereof do not, nor does this Agreement, the Placement Memorandum or any written statement furnished by or on behalf of the Company to you in connection with the negotiation or the closing of the sale of the Notes contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein and herein not misleading. There is no fact that the Company has not disclosed to you in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have, a Material Adverse Effect.

     2.8  Corporate Organization and Authority.

     Each of the Company and the Material Subsidiaries

          (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation,

          (b) has all legal and corporate power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted,

          (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, franchises and other governmental authorizations, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect, and

          (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, in each state in the United States of America and in each other jurisdiction where the failure to be so qualified or licensed and authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

     2.9  Charter Instruments, Other Agreements.

     Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or bylaw. Neither the Company nor any Subsidiary is in violation in any respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound except for such violations that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     2.10 Restrictions on Company and Subsidiaries.

     Neither the Company nor any Subsidiary:

          (a) is a party to any contract or agreement, or subject to any charter or other corporate restriction that, in the aggregate for all such contracts, agreements, charters and corporate restrictions, could reasonably be expected to have a Material Adverse Effect;

          (b) is a party to any contract or agreement that restricts the right or ability of such corporation to incur Indebtedness, other than this Agreement and the agreements listed in Part 2.10 of Annex 3 hereto, none of which restricts the issuance and sale of the Notes or the performance of the Company hereunder or under the Notes, and true, correct and complete copies of each of which have been provided to you; and

          (c) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.5 hereof.

     2.11 Compliance with Law.

     Neither the Company nor any Subsidiary is in violation of any law, ordinance, governmental rule or regulation to which it is subject, which violations, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     2.12 ERISA.

          (a) Prohibited Transactions. Neither the execution of this Agreement nor the purchase of the Notes by you will constitute a "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC). The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the representations in Section 1.3(b) hereof as to the source of funds used by you.

          (b)  Pension Plans.

               (i) Compliance with ERISA. The Company and the ERISA Affiliates are in compliance with ERISA, except for such failures to comply that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

               (ii) Funding Status.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the
                    IRC), whether or not waived, exists with respect to any Pension Plan.

               (iii) PBGC. No liability to the PBGC has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any Pension Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No circumstance exists that constitutes grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any Pension Plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

               (iv) Multiemployer Plans.  Neither the Company nor any ERISA
                    Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan. There have been no "reportable events" (as such term is defined in section 4043 of ERISA) with respect to any Multiemployer Plan that could result in the termination of such Multiemployer Plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof.

               (v) Foreign Pension Plan. Except as disclosed on Part 2.12(b)(v) of Annex 3, the present value of all benefits vested under each Foreign Pension Plan, determined as of the most recent valuation date in respect thereof, does not exceed the value of the assets of such Foreign Pension Plan, and all required payments in respect of the funding of such Foreign Pension Plan have been made.

     2.13 Environmental Compliance.

          (a) Compliance. Each of the Company and the Subsidiaries is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is currently doing business and in which the failure so to comply, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

          (b) Liability. Neither the Company nor any Subsidiary is subject to any liability under any Environmental Protection Laws that, in the aggregate for all such liabilities, could reasonably be expected to have a Material Adverse Effect.

          (c) Notices. Neither the Company nor any Subsidiary has received any

               (i) notice from any Governmental Authority by which any of its currently or previously owned or leased Properties has been identified in any manner by any Governmental Authority as a hazardous substance disposal or removal site, "Super Fund" clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law,

               (ii) notice of any Lien arising under or in connection with any
                    Environmental Protection Law that has attached to any revenues of, or to, any of its currently or previously owned or leased Properties, or

               (iii) any communication, written or oral, from any Governmental
                     Authority concerning action or omission by the Company or such Subsidiary in connection with its currently or previously owned or leased Properties resulting in the release of any hazardous substance resulting in any violation of any Environmental Protection Law, in each case where the effect of which, in the aggregate for all such notices and communications, could reasonably be expected to have a Material Adverse Effect.

     2.14 Sale of Notes is Legal and Authorized; Obligations are Enforceable.

          (a) Sale of Notes is Legal and Authorized. Each of the issuance, sale and delivery of the Notes by the Company, the execution and delivery hereof by the Company and compliance by the Company with all of the provisions hereof and of the Notes:

               (i)  is within the corporate powers of the Company; and

               (ii) is legal and does not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of, any agreement, charter instrument, bylaw or other instrument to which it is a party of by which it or any of its Property may be bound.

          (b) Obligations are Enforceable. Each of this Agreement and the Notes has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by duly authorized officers of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability hereof and of the Notes may be:

               (i) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally; and

               (ii) subject to the availability of equitable remedies.

     2.15 Governmental Consent to Sale of Notes.

     Neither the nature of the Company or any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Notes and the execution and delivery of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company as a condition to the execution and delivery of this Agreement of the offer, issuance, sale or delivery of the Notes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940 as amended, the Public Utility Holding Company Act of 1935 as amended, the Interstate Commerce Act as amended or the Federal
Power Act as amended.

     2.16 No Defaults under Notes.

     No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the issuance and sale of the Note would constitute a Default or an Event of Default.

     2.17 Private Offering of Notes.

     Neither the Company nor Merrill Lynch & Co. (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company, other than employees of the Company) has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you and one hundred ten (110) other institutional investors, each of whom was offered all or a portion of the Notes at private sale for investment.

     2.18 Use of Proceeds of Notes.

          (a) Use of Proceeds. The Company shall use the proceeds of the sale of the Notes as set forth on Part 2.18 of Annex 3 hereto.

          (b) Margin Securities. None of the transactions contemplated herein and in the Notes (including, without limitation, the use of the proceeds from the sale of the Notes) violates, will violate or will result in a violation of section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulation G, Regulation T and Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary, with the proceeds of the sale of the Notes, intends to carry or purchase, or refinance borrowings that were used to carry or purchase, any "margin stock" (as defined by said Regulation G), including margin stock originally issued by the Company or any Subsidiary.

          (c) Absence of Foreign or Enemy Status. Neither the sale of the Notes nor the use of proceeds from the sale thereof will result in a violation of any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.

3.   CLOSING CONDITIONS

     Your obligation to purchase and pay for the Notes to be delivered to you at the Closing is subject to the conditions precedent set forth in this Section
3. The failure of the Company to satisfy such conditions shall not operate to waive any of your rights against the Company.

     3.1  Opinions of Counsel.

     You shall have received from

          (a)  Sullivan & Worcester, counsel for the Company, and

          (b)  Hebb & Gitlin, your special counsel,

closing opinions, each dated as of the Closing Date, substantially in the respective forms set forth in Exhibit B1 and Exhibit B2 hereto and as to such other matters as you may reasonably request. This Section 3.1 shall constitute direction by the Company to such counsel named in the foregoing clause (a) to deliver such closing opinion to you.

     3.2  Warranties and Representations True.

     The warranties and representations contained in Section 2 hereof shall be true on the Closing Date with the same effect as though made on and as of that date.

     3.3  Officers' Certificates.

     You shall have received

          (a) a certificate dated the Closing Date and signed by two Senior Officers, substantially in the form of Exhibit C hereto, and

          (b) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D hereto.

     3.4  Legality.

     The Notes shall on the Closing Date qualify as a legal investment for you under applicable insurance law (without regard to any "basket" or "leeway" provisions), and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

     3.5  Private Placement Number.

     The Company shall have obtained or caused to be obtained a private placement number for the Notes from the CUSIP Service Bureau of Standard & Poor's Corporation and you shall have been informed of such private placement number.

     3.6  Expenses.

     All fees and disbursements required to be paid pursuant to Section 1.4 hereof shall have been paid in full.

     3.7  Other Purchasers.

     None of the Other Purchasers shall have failed to execute and deliver a Note Purchase Agreement or to accept delivery of or make payment for the Notes to be purchased by it on the Closing Date.

     3.8  Proceedings Satisfactory.

     All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

4.   PRINCIPAL PAYMENTS

     4.1  Required Prepayments.

     The Company shall pay, and there shall become due and payable, Twenty-Five Million Dollars ($25,000,000) in principal amount of the Notes on June 1 in each year beginning on June 1, 2003, and ending on June 1, 2007, inclusive (each, a "Required Principal Payment"). Each such Required Principal Payment shall be at one hundred percent (100%) of the principal amount prepaid, together with interest accrued thereon to the date of prepayment. The entire principal of the Notes remaining outstanding on June 1, 2007, together with interest accrued thereon, shall become due and payable on June 1, 2007.

     4.2  Optional Prepayments.

          (a) Optional Prepayments. The Company may prepay the principal amount of the Notes in whole or in part, at any time, in multiples of Ten Million Dollars ($10,000,000) (or, if the aggregate outstanding principal amount of the Notes is less than Ten Million Dollars ($10,000,000) at such time, then such principal amount), together with

               (i) an amount equal to the Make-Whole Amount due at such time in respect of the principal amount of the Notes being so prepaid, and

               (ii) interest on such principal amount then being prepaid
                    accrued to the prepayment date.

          (b) Notice of Optional Prepayment. The Company will give notice of any optional prepayment of the Notes to each holder of Notes not less than thirty (30) days or more than sixty (60) days before the date fixed for prepayment, specifying:

               (i)  such prepayment date;

               (ii) the Section hereof under which the prepayment is to be made;

               (iii) the principal amount of each Note to be prepaid on such date;

               (iv) the interest to be paid on each such Note, accrued to the date fixed for payment;

               (v) the amounts and dates of the remaining Required Principal Payments, after giving effect to such prepayment; and

               (vi) the calculation (with details) of an estimated Make-Whole
                    Amount, if any, (calculated as if the date of such notice was the date of prepayment) due in connection with such prepayment.

     Notice of prepayment having been so given, the aggregate principal amount of the Notes to be prepaid specified in such notice, together with the Make-Whole Amount as of the specified prepayment date with respect thereto, if any, and accrued interest thereon shall become due and payable on the specified prepayment date. Two (2) Business Days prior to the making of such prepayment, the Company shall deliver to each holder of Notes by facsimile transmission a certificate of a Senior Financial Officer specifying the details of the calculation of such Make-Whole Amount as of the specified prepayment date.

          (c) Effect of Partial Prepayments on Required Prepayments. Each partial prepayment of the principal of the Notes made pursuant to this Section 4.2 shall be applied against and reduce each of the then remaining Required Principal Payments by a percentage equal to the aggregate principal amount of the Notes so prepaid divided by the aggregate principal amount of the Notes outstanding immediately prior to such prepayment.

     4.3  Prepayments Among Noteholders.

     If at the time any prepayment of the principal of the Notes made pursuant to Section 4.1 or Section 4.2 hereof is due there is more than one Note outstanding, the aggregate principal amount of each required or optional partial prepayment of the Notes shall be allocated among the holders of the Notes at the time outstanding in proportion to the respective unpaid principal amounts of the Notes then outstanding.

     4.4  Special Prepayments.

          (a) Prepayments of the Notes. The Company shall, in connection with any Transfer permitted to occur solely pursuant to Section 6.8(f) hereof, make one offer to prepay the Notes in connection with each such Transfer, provided that each of the following conditions shall be satisfied in respect thereof:

               (i) The aggregate amount of the offer (the "Offered Prepayment Amount") shall be greater than or equal to the Net Transfer Proceeds of such Transfer.

               (ii) The Company shall irrevocably offer such Offered Prepayment
                    Amount in a writing delivered to each holder of Notes not more than thirty (30) days after the date of the substantial completion of such Transfer (the "Transfer Date") for the prepayment of the Notes (together with any Make-Whole Amount and interest accrued and unpaid thereon). Such written offer will refer to this Section 4.4, will briefly describe such Transfer, will specify the date fixed for the making of such prepayment (which shall not be less than ninety (90) days after, nor more than one hundred twenty (120) days after, such Transfer Date), and the amount of such Offered Prepayment Amount, in the aggregate and in respect of each holder of Notes, and will provide detailed calculation supporting the foregoing. The Company shall deliver such written notice a second time ten days after the original sending of such notice to each holder of a Note which has not accepted or rejected such Offered Prepayment within ten (10) days of the original sending of such notice, and confirm receipt by telephone call to the recipient. Each holder of a Note which does not reject such offer in writing within thirty (30) days of the original sending of such notice shall be deemed to have accepted such offer.

               (iii) The Company shall pay to each holder of a Note which shall have accepted such offer such holder's ratable share of the Offered Prepayment Amount (such ratable amount being determined on the basis of the aggregate principal amount of all Notes outstanding the holders of which shall have accepted such offer), and such ratable share shall be applied to the principal of each such Note. The Company shall, in addition, pay all interest on each such Note accrued to the date of payment, and the Make-Whole Amount, if any, due in respect of such payment.

               (iv) The payment of such Offered Prepayment Amount to the
                    holders of Notes which shall have accepted such offer shall be made on the date specified in the notice required by
                    Section 4.4(a)(ii) hereof (or if such day shall not be a Business Day, on the Business Day most nearly preceding such date). The Company will comply with the requirements of Section 4.2(b) hereof with respect to such prepayment.

          (b) Effect of Special Prepayments on Required Prepayments. Each prepayment of the principal of the Notes made pursuant to this
               Section 4.4 shall be applied against and reduce each of the then remaining Required Principal Payments by a percentage equal to the aggregate principal amount of the Notes so prepaid divided by the aggregate principal amount of the Notes outstanding immediately prior to such prepayment.

     4.5  Notation of Notes on Prepayment.

     Upon any partial prepayment of a Note, the holder of such Note may (but shall not be required to), at its option,

          (a) surrender such Note to the Company pursuant to Section 5.2 hereof in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note,

          (b) make such Note available to the Company for notation thereon of the portion of the principal so prepaid, or

          (c) mark such Note with a notation thereon of the portion of the principal so prepaid.

In case the entire principal amount of any Note is prepaid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the prepaid principal amount of any Note.

     4.6  No Other Prepayments; Acquisition of Notes.

     Except for prepayments made in accordance with this Section 4, the Company may not make any prepayment of principal in respect of the Notes. The Company will not, nor will it permit any Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Subsidiary or Affiliate shall have offered to acquire Notes, pro rata, from all holders of the Notes upon the same terms. In case the Company acquires any Notes, such Notes will thereafter be cancelled and no Notes will be issued in substitution therefor. Each partial repurchase of Notes by the Company shall be applied against and reduce each of the then remaining Required Principal Payments by a percentage equal to the aggregate principal amount of the Notes so prepaid divided by the aggregate principal amount of the Notes outstanding immediately prior to such prepayment.

5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     5.1  Registration of Notes.

     The Company will keep at its office, maintained pursuant to Section 6.3 hereof, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

     5.2  Exchange of Notes.

          (a) Exchange of Notes. Upon surrender of any Note at the office of the Company maintained pursuant to Section 6.3 hereof duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company will execute and deliver, at the Company's expense (except as provided below), new Notes in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than Two Hundred Thousand Dollars ($200,000) provided that a holder of Notes may transfer its entire holding of Notes regardless of the principal amount of such holder's Notes.

          (b) Costs. The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note.

          (c) Actions of Noteholder. Each holder of Notes agrees that in the event it shall sell or transfer any Note without surrendering such Note to the Company as set forth in Section 5.2(s) hereof, it shall

               (i) prior to the delivery of such Note make a notation thereon of all principal, if any, prepaid on such Note and shall also indicate thereon the date to which interest shall have been paid on such Note, and

               (ii) promptly notify the Company of the name and address of the transferee of any such Note so transferred and the effective date of such transfer.

          (d) Compliance with Securities Laws. Each holder of Notes agrees that each sale or transfer of Notes made by it shall be made in compliance with all applicable securities laws.

     5.3  Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership (or of ownership by such institutional investor's nominee) and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is an institutional investor or a nominee of an institutional investor, such holder's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense will execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     5.4  Issuance Taxes.

     The Company will pay all taxes (if any) due in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification of this Agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes.

6.   COVENANTS

     The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

     6.1  Payment of Taxes and Claims.

     The Company will, and will cause each Subsidiary to, pay before they become delinquent,

          (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property, provided, that items of the foregoing description need not be paid so long as

          (i) such items are being actively contested in good faith and by appropriate proceedings,

          (ii) adequate book reserves have been established and maintained with respect thereto, and

          (iii) such items, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     6.2  Maintenance of Properties; Corporate Existence; etc.

     The Company will, and will cause each Material Subsidiary to:

          (a) Property -- maintain its Property in a condition sufficient to permit its ordinary operation, ordinary wear and tear and obsolescence excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

          (b) Insurance -- maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

          (c) Financial Records -- keep accurate and complete books of records and accounts that permit the provision of accurate and complete financial statements in accordance with GAAP;

          (d) Corporate Existence and Rights -- do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises, except where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

          (e) Compliance with Law -- not be in violation of any law, ordinance or governmental rule or regulation to which it is subject (including, without limitation, any Environmental Protection
               Law) and not fail to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violations or failures to obtain, in the aggregate, could reasonably be expected to have a Material Adverse Effect or, in the aggregate, a material adverse effect on the ability of the Company or any Subsidiary to conduct in the future the business it conducts at the time of such violation or failure to obtain.

     6.3  Payment of Notes and Maintenance of Office.

     The Company will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company set forth in Section 10.1 hereof where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     6.4  Merger; Acquisition.

          (a) Merger and Consolidation. The Company will not merge into or consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its Property to, any other Person or permit any other Person to consolidate with or merge into it; provided that the foregoing restriction does not apply to the merger or consolidation of the Company with, or the sale, lease, transfer or other disposition by the Company of all or substantially all of its Property to, another corporation, if:

               (i) the corporation that results from such merger or consolidation or that purchases, leases, or acquires all or substantially all of such Property (the "Successor Corporation") is organized under the laws of the United States of America or any jurisdiction thereof;

               (ii) the due and punctual payment of the principal of and Make-
                    Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants in the Notes and this Agreement to be performed or observed by the Company, are expressly assumed by the Successor Corporation pursuant to such agreements and instruments with respect to such assumption as shall be approved by the Required Holders, and the Company causes to be delivered to each holder of Notes an opinion of independent counsel satisfactory to the Required Holders to the effect that such agreements and instruments are enforceable in accordance with their terms and the terms hereof;

               (iii) the Notes rank at least pari passu with all other
                     Indebtedness of the Successor Corporation (provided that this Section 6.4(a)(iii) shall not prohibit the existence of Indebtedness secured by Liens that do not violate Section 6.5 hereof); and

               (iv) immediately prior to, and immediately after the
                    consummation of the transaction, and after giving effect thereto, no Default or Event of Default would exist under any provision hereof.

          (b) Acquisition of Stock. The Company will not acquire any stock of any corporation if upon completion of such acquisition such corporation would be a Subsidiary, or acquire all of the Property of, or such of the Property as would permit the transferee to continue any one or more integral business operations of, any Person unless, immediately after the consummation of such acquisition, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision hereof.

     6.5  Liens.

          (a) Negative Pledge. The Company will not, and will not permit any Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future upon the happening of a contingency or otherwise), any of their Property, whether now owned or hereafter acquired, to be subject to a Lien except:

               (i) Taxes, etc. -- Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not required by Section 6.1 hereof;

               (ii) Court Proceedings -- Liens arising from judicial
                    attachments and judgments, securing appeal bonds or supersedeas bonds, or arising in connection with pending court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose), provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and provided further that the aggregate amount so secured (minus the amount of insurance that is available to pay such amounts and over which no dispute regarding coverage has occurred or is threatened) will not at any time exceed six percent (6%) of Consolidated Shareholders' Equity;

               (iii) Ordinary Course Business Liens -- Liens incurred or
                     deposits made in the ordinary course of business

                    (A) in connection with workers' compensation, unemployment insurance, social security and other like laws, and

                    (B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 6.5(a)(ii) hereof) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

               (iv) Real Property Liens -- Liens in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that such exceptions and encumbrances do not in the aggregate materially detract from the value of said Properties or materially interfere with the use of such Property in the ordinary conduct of the business of the Company and the Subsidiaries;

               (v)  Closing Date Liens --

                    (A) Liens in existence on the Closing Date and described on Part 6.5 of Annex 3 hereto, and

                    (B) Liens securing renewals, extensions (as to time) and refinancings of Indebtedness secured by the Liens described on Part 6.5 Annex 3 hereto, provided that the amount of Indebtedness secured by each such Lien is not increased in excess of the amount of Indebtedness outstanding on the date of such renewal, extension or refinancing, and none of such Liens is extended to include any additional Property of the Company or any Subsidiary;

               (vi) Intergroup Liens -- Liens on Property of a Subsidiary,
                    provided that such Liens secure only obligations owing to the Company or a Wholly-Owned Subsidiary;

               (vii) Purchase Money Liens -- Purchase Money Liens, provided that, after giving effect thereto and to any concurrent transactions, no Default or Event of Default would exist under any provision hereof; and

               (viii) Basket Liens -- Liens ("Basket Liens") not otherwise permitted by clause (i) through clause (vii), inclusive, of this Section 6.5(a) provided that the Company will not at any time permit the sum, without duplication, of

                    (A) the aggregate amount of Indebtedness ("Basket Secured Debt") secured by Basket Liens, plus

                    (B) Combined Subsidiary Funded Debt minus the aggregate amount of Closing Date Subsidiary Debt, determined in each case at such time, to exceed twenty percent (20%) of Consolidated Tangible Net Worth determined as of the end of the then most recently ended fiscal quarter of the Company. NOthing in this Section 6.5 shall be construed to permit the incurrence or existence of any Indebtedness not otherwise permitted by this Agreement.

          (b) Equal and Ratable Lien; Equitable Lien. In case any Property shall be subjected to a Lien in violation of this Section 6.5, the Company will forthwith make or cause to be make, to the fullest extent permitted by applicable law, provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company will cause to be delivered to each holder of a Note an opinion of independent counsel satisfactory to the Required Holders to the effect that such agreements and instruments are enforceable in accordance with their terms, and in any such case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders of Notes may be entitled under applicable law, of an equitable Lien on such Property
               (and any proceeds thereof) securing the Notes. Such violation of this Section 6.5 will constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 6.5(b).

          (c) Financing Statements. The Company will not, and will not permit any Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Subsidiary is entitled to create, assume or incur, or permit to exist, under the provisions of Section 6.5(a) or to evidence for informational purposes a lessor's interest in Property leased to the Company or any such Subsidiary.

     6.6  Consolidated Tangible Net Worth.

     The Company will not at any time permit Consolidated Tangible Net Worth to be less than Two Hundred Fifty Million Dollars ($250,000,000).

     6.7  Funded Debt.

     The Company will not at any time permit Consolidated Funded Debt to be greater than ninety percent (90%) of Consolidated Shareholders' Equity, determined in each case at such time.

     6.8  Transfer of Property.

     The Company will not, and will not permit any Subsidiary, to sell, lease as lessor, transfer or otherwise dispose of Property (including, without limitation, Subsidiary Stock) (each such transaction a "Transfer") provided that the foregoing restriction does not apply to a Transfer of Property if:

           (a) Ordinary Course Transfers -- such Property constitutes inventory held for sale, or obsolete equipment, fixtures and supplies, and in each case is Transferred in the ordinary course of business (an "Ordinary Course Transfer");

          (b) Basket Transfers -- such Property is Transferred (the date of the Transfer of such Property referred to as the "Property Disposition Date") to a Person other than an Affiliate, such Transfer is not an Ordinary Course Transfer, an Intergroup Transfer, a Merger Transfer, a Reinvested Transfer, a Prepayment Transfer or a Noteholder Approved Transfer (such transfers collectively referred to as "Excluded Transfers"), and all of the following conditions shall have been satisfied with respect thereto,

               (i)  the sum of

                    (A)  the Disposition Value of such Property, plus

                    (B) the Disposition Value of all other Property Transferred by the Company and the Subsidiaries during the three hundred sixty-five (365) day period ending on and including such Property Disposition Date (excluding therefrom Excluded Transfers occurring during such period), does not exceed twenty percent (20%) of Consolidated Total Assets determined as of the end of the then most recently ended fiscal quarter of the Company,

               (ii) the sum of

                    (A)  the Disposition Value of such Property, plus

                    (B) the Disposition Value of all other Property Transferred by the Company and the Subsidiaries during the period beginning on the Closing Date and ending on such Property Disposition Date, inclusive, (excluding therefrom Excluded Transfers occurring during such period), does not exceed thirty percent (30%) of Consolidated Total Assets determined as of the end of the then most recently ended fiscal quarter of the Company,

               (iii) in the good faith opinion of the board of directors of the
                     Company, the Transfer is for Fair Market Value and is in the best interests of the Company, and

               (iv) immediately before and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision hereof;

          (c) Intergroup Transfers -- such Transfer is from a Subsidiary to the Company or a Wholly-Owned Subsidiary (an "Intergroup Transfer");

          (d) Merger-Related Transfers -- such Transfer meets the requirements of 6.4 hereof (a "Merger Transfer");

          (e) Reinvested Transfers -- such Transfer shall satisfy each of the following conditions (upon the satisfaction of all of the conditions set forth in this Section 6.8(e) such Transfer shall be a "Reinvested Transfer" and such Transfer shall be deemed to have occurred on the date of the satisfaction of all of such conditions),

               (i) the Company will deliver a writing to each holder of Notes contemporaneously with the consummation of the Transfer in which the Company will

                    (A)  identify such Property,

                    (B) state the nature and terms of the transaction and the nature and use of the proceeds of the transaction, and

                    (C) state that, within three hundred and sixty-five (365) days following the consummation of such Transfer, the entire proceeds of such Transfer, net of reasonable and ordinary transaction costs and expenses incurred in connection with such Transfer, shall be applied to the acquisition by the Company or any Subsidiary of tangible property (or a group of related items of Property the substantial portion of which is tangible) properly classifiable under GAAP as long-term to be used in the ordinary course of business of the Company and the Subsidiaries, and

               (ii) the proceeds of such Transfer shall have been applied as described in such writing;

          (f) Prepayment Transfer -- an amount equal to the Net Transfer Proceeds of such Transfer shall have been offered, pursuant to
               Section 4.4 hereof, to prepay the Notes, the Company shall have complied with all of the requirements of Section 4.4 hereof with respect thereto, and the amount of the Notes required to be prepaid pursuant to Section 4.4 hereof as a result of such offer shall have been paid in accordance therewith (upon the satisfaction of the all of the conditions set forth in this
               Section 6.8(f) such Transfer shall be a "Prepayment Transfer" and such Transfer shall be deemed to have occurred on the date of the satisfaction of all of such conditions); or

          (g) Noteholder Approved Transfers -- such Transfer shall satisfy each of the following conditions (upon the satisfaction of the all of the conditions set forth in this Section 6.8(g) such Transfer shall be a "Noteholder Approved Transfer" and such Transfer shall be deemed to have occurred on the date of the satisfaction of all of such conditions),

               (i) the Company will deliver a writing to each holder of Notes not more than sixty (60) days or less than thirty (30) days prior to the consummation of such Transfer in which the Company will

                    (A)  identify such Property, and

                    (B) state the nature and terms of the transaction (including, without limitation, a description of the consideration payable by the purchaser) and the nature and use of the proceeds of the transaction,

               (ii) provide pro forma financial statements covering at least the then succeeding two (2) fiscal years giving effect to such Transfer, the use of the proceeds thereof and any contemporaneous transactions,

               (iii) immediately before and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision hereof other than under Section 6.8(b) hereof,

               (iv) in the good faith opinion of the board of directors of the
                    Company, the Transfer is for Fair Market Value and is in the best interests of the Company,

               (v) the Transfer will not be likely, in the reasonable judgment of the Required Holders, to have a Material Adverse Effect at the time of the consummation thereof or at any time thereafter, and

               (vi) the Required Holders shall have consented in writing to such Transfer (including, without limitation, the consideration therefor), prior to the consummation thereof, which consent shall not be unreasonably withheld.

     6.9  Subsidiary Debt.

          (a) Subsidiary Debt. The Company will not permit any Subsidiary to create, assume, incur, or otherwise become obligated with respect to any Funded Debt, except:

               (i) Funded Debt outstanding on the Closing Date and described on Part 6.9 of Annex 3 hereto (the "Closing Date Subsidiary Debt"); and

               (ii) Funded Debt (including, without limitation, extensions, renewals and refundings of Closing Date Subsidiary Debt), if immediately after giving effect to such transaction, the sum (without duplication) of

                    (A)  the aggregate amount of Basket Secured Debt, plus

                    (B) Combined Subsidiary Funded Debt minus the aggregate amount of Closing Date Subsidiary Debt, determined at such time does not exceed twenty percent (20%) of Consolidated Tangible Net Worth determined as of the end of the then most recently ended fiscal quarter of the Company.

          (b) New Subsidiaries. Each Person which becomes a Subsidiary after the Closing Date will be deemed to have incurred all Indebtedness of such Person on the date such Person becomes a Subsidiary.

          (c) Disposition of Subsidiary Indebtedness. Each Subsidiary any of whose outstanding Indebtedness is at any time sold, transferred or otherwise disposed of by the Company or another
               Subsidiary shall be deemed to have incurred such Indebtedness, and all Liens securing such Indebtedness (if any), at the time of such sale, transfer or other disposition.

     6.10 ERISA.

          (a) Compliance. The Company will, and will cause each ERISA Affiliate to, at all times with respect to each Pension Plan, make timely payment of contributions required to meet the minimum funding standard set forth in ERISA or the IRC with respect thereto, and to comply with all other applicable provisions of ERISA. The Company will, and will cause each Subsidiary to, at all times with respect to each Foreign Pension Plan, maintained by any of them, comply with all laws of any Governmental Authority with jurisdiction over such Foreign Pension Plans.

          (b) Prohibited Actions. The Company will not, and will not permit any ERISA Affiliate to:

               (i) engage in any "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) or "reportable event" (as such term is defined in section 4043 of ERISA) that could result in the imposition of a tax or penalty;

               (ii) incur with respect to any Pension Plan any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived;

               (iii) terminate any Pension Plan in a manner that could result in the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to section 4068 of ERISA or the creation of any liability under section 4062 of ERISA;

               (iv) fail to make any payment required by section 515 of ERISA;
                    or

               (v) incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan or any liability resulting from the termination of any Multiemployer Plan; if the aggregate amount of the taxes, penalties, funding deficiencies, interest, amounts secured by Liens, and other liabilities in respect of any of the foregoing at any time exceed, in the aggregate, more than three percent (3%) of Consolidated Shareholders' Equity at such time.

     6.11 Line of Business.

     The Company will at all time cause,

          (a) the amount of revenues of the Company and the Subsidiaries derived from Permitted Lines of Business to be at least sixty-six and two-thirds percent (66 %) of the amount of all revenues of the Company and the Subsidiaries, determined in each case for the then most recently ended period of twelve (12) fiscal months on a consolidated basis, or

          (b) the net book value of assets of the Company and the Subsidiaries used in Permitted Lines of Business to be at least sixty-six and two-thirds percent (66 %) of the amount of the net book value of all assets of the Company and the Subsidiaries, in each case determined as of the end of then most recently ended calendar month on a consolidated basis and.

     6.12 Transactions with Affiliates.

     The Company will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     6.13 Guaranties.

     Neither the Company nor any Subsidiary will become liable for, or permit any of its Property to become subject to, any Guaranty, unless:

          (a) the maximum dollar amount of the obligation being guaranteed is readily ascertainable by the terms of such obligation, or the agreement or instrument evidencing such Guaranty specifically limits the dollar amount of the maximum exposure of the guarantor thereunder; and

          (b) after giving effect thereto and to any concurrent transactions, no Default or Event of Default exists or would exist under any provision hereof.

     6.14 Private Offering.

     The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

7.   INFORMATION AS TO COMPANY

     7.1  Financial and Business Information.

     The Company shall deliver to each holder of Notes:

          (a) Quarterly Statements -- as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within sixty (60) days thereafter, duplicate copies of,

               (i) a consolidated balance sheet of the Company and its consolidated subsidiaries, as at the end of such quarter, and

               (ii) consolidated statements of income, changes in shareholders'
                    equity and cash flows of the Company and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case, in comparative form, the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified as complete and correct, subject to changes resulting from year-end adjustments, by a Senior Financial Officer, and accompanied by the certificate required by Section 7.2 hereof; provided, that delivery of copies of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission within the time period specified above shall be deemed to satisfy the requirements of this Section 7.1(a) so long as such Quarterly Report contains or is accompanied by the information specified in this Section 7.1(a);

          (b) Annual Statements -- as soon as practicable after the end of each fiscal year of the Company, and in any event within one-hundred (100) days thereafter, duplicate copies of,

               (i) a consolidated and consolidating balance sheet of the Company and its consolidated subsidiaries as at the end of such year, and

               (ii) consolidated and consolidating statements of income,
                    changes in shareholders' equity and cash flows of the Company and the Subsidiaries, for such year, setting forth in the case of each consolidated financial statement, in comparative form, the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

               (A)  (I)  in the case of the consolidated financial statements of the Company and its consolidated subsidiaries, an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall, without qualification (including, without limitation, qualifications related to the scope of the audit or the ability of the Company or a subsidiary thereof to continue as a going concern), state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                    (II) in the case of such consolidating statements, a
                         statement from such independent certified public accountants that such statements were prepared using the same work papers as were used in the preparation of such consolidated statements of the Company and its consolidated subsidiaries,

               (B) a certification by a Senior Financial Officer that such consolidated and consolidating statements are complete and correct, and

               (C) the certificates required by Section 7.2 hereof, provided, that the delivery of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) filed with the Securities and Exchange Commission within the time period specified above shall be deemed to satisfy the requirements of this Section 7.1(b) so long as such Annual Report contains or is accompanied by the opinions and other information otherwise specified in this Section 7.1(b);

          (c) SEC and Other Reports -- promptly upon their becoming available one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication, and each amendment thereto, in respect thereof filed by the Company or any Subsidiary with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

          (d) Notice of Default or Event of Default -- immediately, and in any event within three (3) days, upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (e) Notice of Claimed Default -- immediately, and in any event within three (3) days, upon becoming aware that the holder of any Note, or of any Indebtedness or other Security of the Company or any Subsidiary, shall have given notice or taken any other action with respect to a claimed Default, Event of Default or default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default, Event of Default or default or event of default and what action the Company is taking or proposes to take with respect thereto;

          (f)  ERISA --

               (i) immediately upon becoming aware of the occurrence of any "reportable event" (as such term is defined in section 4043 of ERISA) of "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

               (ii) prompt written notice of and, where applicable, a
                    description of

                    (A) any notice from the PBGC in respect of the commencement of any proceedings pursuant to section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan,

                    (B) any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof,

                    (C) the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA,

                    (D) any Multiemployer Plan becoming "insolvent" (as such term is defined in section 4245 of ERISA) under Title IV of ERISA, and

                    (E) the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith, provided that the Company shall not be required to deliver any such notice at any time when the aggregate amount of the actual or potential liability of the Company and the Subsidiaries in respect of all such events is at such time less than two percent (2%) of Consolidated Shareholders' Equity determined at such time; and

          (g) Requested Information -- with reasonable promptness, such other data and information as from time to time may be requested by any holder of Notes, including, without limitation,

               (i) a copy of each report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

               (ii) copies of any statement, report or certificate furnished to any holder of Indebtedness of the Company or any Subsidiary; and

               (iii) information requested to comply with 17 C.F.R.  230.144A, as amended, from time to time.

     7.2  Officers' Certificates.

     Each set of financial statements delivered to each holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer, setting forth:

          (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 6.5 through
               Section 6.9 hereof, inclusive, during the period covered by the financial statement then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b) Event of Default -- a statement that the signers have reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     7.3  Accountants' Certificates.

     Each set of annual financial statements delivered pursuant to Section 7.1(b) shall be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and stating further, whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof.

     7.4  Inspection.

     The Company will permit the representatives of each holder of Notes to visit and inspect any of the Properties of the Company or any subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs ot the Company and the subsidiaries) all at such reasonable times and as often as may be reasonably requested.

8.   EVENTS OF DEFAULT

     8.1  Nature of Events.

     An "Event of Default" shall exist if any of the following occurs and is continuing:

          (a) Principal or Make-Whole Amount Payments -- the Company shall fail to make any payment of principal or Make-Whole Amount on any Note on or before the date such payment is due;

          (b) Interest Payments -- the Company shall fail to make any payment of interest on any Note on or before five (5) days after the date such payment is due;

          (c) Particular Covenant Defaults -- the Company shall fail to perform or observe any covenant contained in Section 6.6 through
               Section 6.9, inclusive, Section 6.13, Section 7.1(d) or
               Section 7.1(e) hereof;

          (d) Liens -- the Company shall fail to perform or observe any covenant contained in Section 6.5 hereof and such failure continues for more than five days after such failure shall first become known to any Senior Officer of the Company;

          (e) Other Defaults -- the Company shall fail to comply with any other provision hereof, and such failure continues for more than thirty (30) days after such failure shall first become known to any Senior Officer of the Company;

          (f) Warranties or Representations -- any warranty, representation or other statement by or on behalf of the Company contained herein or in any instrument furnished in compliance with or in reference hereto shall have been false or misleading in any material respect when made;

          (g)  Default on Indebtedness or Other Security --

               (i) the Company or any Subsidiary shall fail to make any payment on any Indebtedness when due (including in the determination of when a payment is due any applicable grace periods); or

               (ii) any one or more of the holders (or a trustee therefor) of any Indebtedness or Security of the Company or any Subsidiary, or a portion thereof,

                    (A) causes such Indebtedness or Security to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment; or

                    (B) exercises any right to require the Company or any Subsidiary to repurchase such Indebtedness or Security from such holder; provided that no Event of Default shall exist at any time when the aggregate amount of all obligations in respect of such Indebtedness and Securities is less than Five Million Dollars ($5,000,000);

          (h)  Involuntary Bankruptcy Proceedings --

               (i) a receiver, liquidator, custodian or trustee of the Company or any Material Subsidiary, or of all or any substantial part of the Property of either, shall be appointed by court order and such order remains in effect for more than thirty
                    (30) days; or an order for relief shall be entered with respect to the Company or any Material Subsidiary, or the Company or any Material Subsidiary shall be adjudicated a bankrupt or insolvent; or

               (ii) any of the Property of the Company or any Material
                    Subsidiary shall be sequestered by court order and such order remains in effect for more than thirty (30) days; or

               (iii) a petition shall be filed against the Company or any
                     Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within thirty (30) days after such filing;

          (i) Voluntary Petitions -- the Company or any Material Subsidiary shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law;

          (j) Assignments for Benefit of Creditors, etc. -- the Company or a Material Subsidiary shall make an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or shall consent to the appointment of a receiver, liquidator or trustee of the Company or a Material Subsidiary or of all or any part of the Property of either; or

          (k) Undischarged Final Judgments -- a final, non-appealable, judgment or final, non-appealable, judgments for the payment of money aggregating in excess of Fifty Thousand Dollars
               ($50,000) is or are outstanding against one or more of the Company and the Subsidiaries and any one of such judgments shall have been outstanding for more than thirty (30) days from the date of its entry and shall not have been discharged in full or stayed.

     8.2  Default Remedies.

          (a)  Acceleration on Event of Default.

               (i)  If any Event of Default specified in Section 8.1(h),
                    Section 8.1(i) or Section 8.1(j) hereof shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and, to the extent permitted by law, the Make-Whole Amount at such time with respect to the principal amount of such Notes, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and,

               (ii) If any Event of Default other than those in Section 8.1(h),
                    Section 8.1(i) or Section 8.1(j) hereof shall exist, the Required Holders may exercise any right, power or remedy permitted to the holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes.

          (b) Acceleration on Payment Default. During the existence of an Event of Default described in Section 8.1(a) or Section 8.1(b) hereof, and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to
               Section 8.2(a)(ii) hereof, any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes.

          (c) Valuable Rights. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

          (d) Other Remedies. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 8.2(a)
               (ii) hereof and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein, provided that the maturity of such holder's Notes may be accelerated only in accordance with Section 8.2(a) and Section 8.2(b) hereof.

          (e) Nonwaiver and Expenses. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. If the Company shall fail to pay when due any principal of, or Make-Whole Amount or interest on, any Note, or shall fail to comply with any other provision hereof, the Company shall pay to each holder of Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Notes or in otherwise assessing, analyzing or enforcing any rights or remedies that are or may be available to it.

     8.3  Annulment of Acceleration of Notes.

     If a declaration is made pursuant to Section 8.2(a)(ii) hereof, then and in every such case, the Required Holders may, by written instrument filed with the Company within ninety (90) days after such declaration, rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

          (b) all arrears of interest upon all the Notes and all other sums payable hereunder and under the Notes (except any principal of, or interest or Make-Whole Amount on, the Notes which shall have become due and payable by reason of such declaration under
               Section 8.2(a)(ii) hereof) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been waived pursuant to Section 10.6 hereof or otherwise made good or cured; and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

9.   INTERPRETATION OF THIS AGREEMENT

     9.1  Terms Defined.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     Affiliate -- means, at any time, a Person (other than a Subsidiary)

          (a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company,

          (b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company,

          (c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary, or

          (d) that is an officer or director (or a member of the immediate family of an officer or director) of the Company or any Subsidiary, at such time. As used in this definition,

          Control -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement, this -- means this Note Purchase Agreement, as it may be amended and restated from time to time.

     Basket Liens -- Section 6.5(a)(viii).

     Basket Secured Debt -- Section 6.5(a)(viii)(A).

     Business Day -- means a day other than a Saturday, a Sunday or, a day on which the bank designated by the holder of a Note to receive for such holder's account payments on such
                     Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

     Capital Lease -- means, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability at such time.

     Closing -- Section 1.2(b).

     Closing Date -- Section 1.2(b).

     Closing Date Subsidiary Debt -- Section 6.9(a)(i).

     Combined Subsidiary Funded Debt -- means, at any time, the aggregate amount of Subsidiary Funded Debt of all
                                        Subsidiaries determined on a combined
                                        basis at such time.

     Company -- has the meaning specified in the introductory sentence hereof.

     Consolidated Funded Debt -- means, at any time, the amount of Funded Debt of the Company, and the amount of Subsidiary
                                 Funded Debt of all Subsidiaries, determined on a consolidated basis at such time.

     Consolidated Shareholders' Equity -- means, at any time,

          (a) the amount of shareholders' equity of the Company and the Subsidiaries (but excluding, without limitation, all Preferred Stock other than perpetual Preferred Stock and, to the extent included therein, minority interest), minus

          (b)  (i)  the Restricted Basket Transfer Proceeds Amount, plus

               (ii) the Restricted Subsidiary Net Worth Amount,
                    all determined on a consolidated basis at such time.

     Consolidated Tangible Net Worth -- means, at any time, the amount equal to

          (a)  the sum of

               (i) the par value or stated value (as the case may be) at such time of all authorized, issued and outstanding capital stock of the Company and the Subsidiaries (excluding capital stock held in treasury), plus (or minus in each case of a deficit),

               (ii) the amount of the paid-in capital and retained earnings at such time of the Company and the Subsidiaries, plus

               (iii) the amount of Unamortized Tax Incentive Grants and Tax
                     Incentive Financings, plus

               (v) the amount of the IRC 447(i) Suspense Account Amount, minus

          (b) (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) of all Intangible Assets of the Company and the Subsidiaries, plus

               (ii) the Restricted Basket Transfer Proceeds Amount, plus

               (iii) the Restricted Subsidiary Net Worth Amount,
                     all determined on a consolidated basis at such time. As used in this definition,

          Intangible Assets - with respect to any Person, means the following:

               (a) deferred assets (including, without limitation, insurance and prepaid taxes), other than prepaid expenses which are refundable;

               (b) patents, copyrights, trademarks, trade names, service marks, brand names, franchises, goodwill, experimental expenses and other similar intangibles;

               (c)  unamortized debt discount and expense; and

               (d) all other Property which would be considered to be intangible under generally accepted accounting principles.

          IRC 447(i) Suspense Account Amount -- means, at any time, the amount included in deferred tax
                                                liabilities on a consolidated
                                                balance sheet of the Company
                                                and the Subsidiaries prepared
                                                in accordance with GAAP at such
                                                time in respect of deferred tax
                                                liabilities incurred in
                                                connection with section 447(i)
                                                of the IRC.

          Unamortized Tax Incentive Grants and Tax Incentive Financings --

               means, at any time, the amount included in liabilities on a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with GAAP at such time in respect of all monies granted by political subdivisions as contractual concessions for economic development by the Company or its Subsidiaries in such political subdivisions.

     Consolidated Total Assets -- means, at any time, an amount equal to the net book value (net of related depreciation, obsolescence, amortization, valuation, and other proper reserves) of all assets of the Company and the Subsidiaries minus the amount of minority interest of the Company and the Subsidiaries, determined on a consolidated basis at such time.

     Default -- means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     Disposition Value -- means, at any time, with respect to any Property

          (a) in the case of Property that does not constitute Subsidiary Stock, the net book value thereof at such time, and

          (b) in the case of Property that constitutes Subsidiary Stock, an amount equal to that percentage of the net book value of the assets of the Subsidiary that issued such stock as is equal to the percentage of all of the outstanding Voting Stock of such Subsidiary represented by such Subsidiary Stock (assuming, in the case of Subsidiary Stock that is convertible into such Voting Stock, conversion of such Subsidiary Stock), determined at such time.

     Distribution -- means, in respect of any corporation

          (a) dividends or other distributions on capital stock of the corporation (except distributions in such stock), and

          (b) the redemption or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock) unless made, contemporaneously, from the net proceeds of a sale of such stock.

     Environmental Protection Laws -- means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

     ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA Affiliate -- means any corporation or trade or business that is a member of the same controlled group of corporations as the Company, or is under common control with the Company, in each case within the meaning of section 414(b) or section 414(c) of the IRC.

     Event of Default -- Section 8.1.

     Exchange Act -- means the Securities and Exchange Act of 1934, as amended from time to time.

     Excluded Transfers -- Section 6.8(b).

     Fair Market Value -- means, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

     Foreign Pension Plan --  means any plan, fund or other similar program

          (a) established or maintained outside of the United States of America by any one or more of the Company or the Subsidiaries primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiaries, which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement, and

          (b)  not otherwise subject to ERISA.

     Funded Debt -- means, at any time, with respect to any Person,
                    Indebtedness of such Person having a final maturity of more than one (1) year from such time or that is renewable or extendible at the option of such Person for a period more than one (1) year from the date of determination.

     GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

     Governmental Authority -- means

          (a)  the government of

               (i) the United States of America and any State or other political subdivision thereof, or

               (ii) any other jurisdiction in which the Company or any
                    Subsidiary conducts all or any part of its business, or that asserts any jurisdiction over the conduct of the affairs of, or the Property of the Company or any Subsidiary, and

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     Guaranty -- means with respect to any Person (for the purposes of this definition, the "Guarantor") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by the
                 Guarantor:

          (a) to purchase such indebtedness or obligation or any Property constituting security therefor;

          (b)  to advance or supply funds

               (i) for the purchase or payment of such indebtedness or obligation, or

               (ii) to maintain working capital or other balance sheet
                    condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary
               Obligor to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.
               For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty, and the amount of the Guaranty is the amount of the direct obligation then outstanding.

     Indebtedness -- with respect to any Person means, without duplication,

          (a) its liabilities for borrowed money (whether or not evidenced by a Security) and its obligations in respect of mandatorily redeemable preferred stock;

          (b) any liabilities for borrowed money secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

          (c)  any obligations in respect of any Capital Lease of such Person;

          (d) the present value of all payments due under any arrangement for retention of title or any conditional sale agreement (other than a Capital Lease) discounted at the implicit rate, if known, with respect thereto or, if unknown, at 8% per annum;

          (e) obligations of such Person in respect of letters of credit or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person (whether or not representing obligations for borrowed money);

          (f)  the aggregate net obligation under Swaps of such Person; and

          (g) any Guaranty of such Person of any obligation or liability of another Person.

As used in this definition,

          Swaps -- means, with respect to any Person, obligations with respect to interest rate swaps and currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount thereof. The aggregate net obligation of Swaps at any time shall be the aggregate amount of the obligations of such Person under all Swaps assuming all such Swaps had been terminated by such Person as of the end of the then most recently ended fiscal quarter of such Person. If such net aggregate obligation shall be an amount owing to such Person, then the amount shall be deemed to be Zero Dollars ($0).

     Intergroup Transfer -- Section 6.8(c).

     Investment -- means investments, made in cash or by delivery of Property, by the Company or a Subsidiary in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance or capital contribution, or otherwise, or in any Property.

     IRC -- means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

     Lien -- means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property and includes, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements. For the purposes hereof, the Company and each Subsidiary shall be deemed to be the owner of any Property that it holds or shall have acquired subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed a Lien.

     Make-Whole Amount -- means, with respect to any principal amount of
                          Indebtedness (the "Prepaid Principal") paid for any reason on a date (the "Prepayment Date"), the excess (if any) of the amount of the Present Value of the Prepaid Cash Flows determined with respect thereto minus the amount of such Prepaid Principal. As used in this definition,

          Present Value of the Prepaid Cash Flows -- means, with respect to any
                                                     Prepaid Principal and any
                                                     Prepayment Date thereof,
                                                     the sum of the present
                                                     values of the then
                                                     remaining scheduled
                                                     payments of principal and
                                                     interest that would have
                                                     been payable in respect of
                                                     such Prepaid Principal but
                                                     for such prepayment or
                                                     acceleration and will no
                                                     longer be payable as a
                                                     result thereof.  In
                                                     determining such present
                                                     values,

               (i) the amount of interest accrued on such Prepaid Principal since the scheduled interest payment date immediately preceding such Prepayment Date shall be deducted from the first of such payments of interest, and

               (ii) a discount rate equal to the Make-Whole Discount Rate determined with respect to such Prepayment Date and Prepaid Principal divided by two (2), and a discount period of six
                    (6) months of thirty (30) days each, shall be used.

          Applicable H.15 -  means, at any time, United States Federal Reserve
                             Statistical Release H.15(519) then most recently published and available to the public, or if such publication is not available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report.

          Applicable H.15 Rate -- means, with respect to any Prepaid Principal and Prepayment Date thereof, the then most current annual yield to maturity of the hypothetical United States Treasury obligation listed in the Applicable H.15 with a Treasury Constant Maturity (as such term is defined in such Applicable H.15) equal to the Weighted Average Life to Maturity of such Prepaid Principal. If no such United States Treasury obligation with a Treasury Constant Maturity corresponding exactly to such Weighted Average Life to Maturity is listed, then the yields for the two (2) then most current hypothetical United States Treasury obligations with Treasury Constant Maturities most closely corresponding to such Weighted Average Life to Maturity (one (1) with a longer maturity and one (1) with a shorter maturity, if available) shall be calculated pursuant to the immediately preceding sentence and the Make-Whole Discount Rate shall be interpolated or extrapolated from such yields on a straight-line basis.

          Bloomberg Rate -- means, with respect to any Prepaid Principal and any Prepayment Date in respect thereof, the per annum yield reported on the Bloomberg Financial Markets System at 10:00 a.m. (New York time) on the second (2nd) Business Day preceding such Prepayment Date for United States government Securities having a maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of such Prepaid Principal. Page USD shall be used as the source of such yields, or if not then available, such other screen available on the Bloomberg Financial Markets System as shall, in the opinion of the Required Holders, provide equivalent information.

          Make-Whole Discount Rate -- means, with respect to any Prepaid
                                      Principal and Prepayment Date, fifty one-hundredths percent (0.50%) per annum plus the per annum percentage rate (rounded to the nearest three decimal (3) places) equal to the bond equivalent yield to maturity derived from the Bloomberg Rate, or if the Bloomberg Rate is not then available, the Applicable H.15 Rate, determined in respect thereof.

          Remaining Dollar-Years -- means, with respect to any Prepaid
                                    Principal and Prepayment Date thereof, the result obtained by

               (a) multiplying, in the case of each required payment of principal (including payment at maturity) that would have been payable in respect of such Prepaid Principal but for such prepayment and is no longer payable as a result thereof,

                    (i) an amount equal to such required payment of principal, by

                    (ii) the number of years (calculated to the nearest one-
                         twelfth) that will elapse between such Prepayment Date and the date such required principal payment would be due if such Prepaid Principal had not been so prepaid, and

               (b) calculating the sum of each of the products obtained in the preceding subsection (a).

          Weighted Average Life to Maturity -- means, with respect to any
                                               Prepaid Principal and Prepayment
                                               Date thereof, the number of
                                               years obtained by dividing the
                                               Remaining Dollar-Years of such
                                               Prepaid Principal determined on
                                               such Prepayment Date by such
                                               Prepaid Principal.

     Material Adverse Effect -- means a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Subsidiaries, in the aggregate, or the ability of the Company to perform its obligations set forth herein and in the Notes.

     Material Subsidiary -- means, at any time, a Subsidiary that,

          (a) at any time during the then current fiscal year or the two (2) then preceding fiscal years of the Company, constituted more than three percent (3%) of Consolidated Total Assets or Consolidated Shareholders' Equity, or

          (b) accounted for more than three percent (3%) of the revenues or net income of the Company and its consolidated subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Company.

     Merger Transfer -- Section 6.8(d).

     Multiemployer Plan -- means any "multiemployer plan" (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA).

     Net Transfer Proceeds -- means the Fair Market Value of the proceeds (of whatever type) paid or payable to the Company and the Subsidiaries in respect of the Transfer of any of their respective Properties, determined as of the date of the substantial completion of such transfer, net of ordinary and customary expenses incurred by the Company and the Subsidiaries in connection with such Transfer and paid to Persons other than the Company, a Subsidiary or an Affiliate.

     Note Purchase Agreements -- Section 1.2(c).

     Noteholder Approved Transfer -- Section 6.8(g).

     Notes -- Section 1.1.

     Offered Prepayment Amount -- Section 4.4(a)(i).

     Ordinary Course Transfer -- Section 6.8(a).

     Other Purchasers -- Section 1.2(c).

     PBGC -- means the Pension Benefit Guaranty Corporation, and any Person succeeding to the functions of the PBGC.

     Permitted Lines of Business -- means,

          (a) Meat (including chicken, turkey, beef, lamb and pork), poultry and seafood production and processing,

          (b)  Fruit and vegetable production and processing,

          (c) Ocean transportation and related ground transportation and support,

          (d)  Animal feed production and processing,

          (e)  Bag production,

          (f)  Flour and feed milling,

          (g)  Commercial and residential construction,

          (h)  Power production,

          (i)  Textile production,

          (j)  Short-line railroad transportation,

          (k)  Commodity merchandising,

          (l)  Baking, and

          (m) Cash and investments held for future use by the Company and the Subsidiaries in connection with any of the aforementioned Permitted Lines of Business.

     Pension Plan --  means, at any time, any "employee pension benefit plan"
                      (as such term is defined in section 3 of ERISA) maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan.

     Person -- means an individual, partnership, corporation, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     Placement Memorandum -- Section 2.1.

     Preferred Stock -- means, with respect to any corporation, capital shares or capital stock of such corporation that are entitled to preference or priority over any other capital shares or capital stock of such corporation in respect of either or both of the payment of dividends or the distribution of assets upon liquidation.

     Prepayment Transfer -- Section 6.8(f).

     Property -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     Property Disposition Date -- Section 6.8(b).

     Purchase Money Lien -- means,

          (a) a Lien on tangible Property (or a group of related items of Property the substantial portion of which are tangible), properly classifiable in accordance with GAAP as long-term, acquired or constructed by the Company or any Subsidiary, which Lien secures Indebtedness used by the owner of such Property to pay for all or a portion of the related purchase price or construction costs of such Property, provided that

               (i) such Lien shall not extend to or cover any Property other than Property acquired or constructed after the Closing Date with the proceeds of the Indebtedness secured therby, and shall not secure Indebtedness other than such Indebtedness,

               (ii) such Lien shall be imposed on such Property within one hundred twenty (120) days after the acquisition thereof or the substantial completion thereof, and

               (iii) such Lien shall secure Indebtedness in an amount not exceeding one hundred percent (100%) of the cost of acquisition or construction of the Property to which such Indebtedness relates, and

          (b) Liens existing on Property of any corporation at the time it becomes a Subsidiary or merges with or consolidates into the Company or a Subsidiary, and Liens existing on Property acquired by the Company or any Subsidiary that were in existence at the time of such acquisition, provided that

               (i) such Lien shall not extend to or cover any Property other than the Property subject to such Lien at the time of such transaction, and shall not secure Indebtedness other than the Indebtedness secured at the time of such transaction,

               (ii) such Lien shall not secure Indebtedness in an amount
                    exceeding one hundred percent (100%) of the Fair Market Value of such Property measured at the time of such transaction, and

               (iii) such Lien shall not have been created in contemplation of any such transaction, and shall not have been created by the Company or a Subsidiary.

     Purchasers -- means the Persons listed as purchasers of Notes on Annex 1 hereto.

     Reinvested Transfer -- Section 6.8(e).

     Required Holders -- means, at any time, the holders of at least fifty-one percent (51%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate).

     Required Principal Payment -- Section 4.1.

     Restricted Basket Transfer Proceeds Amount --

          means, at any time, the net book value of all Restricted Basket Transfer Proceeds of the Company and the Subsidiaries, determined at such time. As used in this definition,

          Restricted Basket Transfer Proceeds --

              means all consideration other than cash received by the Company or any Subsidiary in respect of any Transfer of Property of the Company or any Subsidiary permitted solely by Section 6.8(b) hereof and in which the Fair Market Value of the aggregate consideration payable for such Transfer and all related Transfers is greater than Seven Million Five Hundred Thousand Dollars ($7,500,000).

     Restricted Subsidiary Net Worth Amount --

              means, at any time, with respect to any Subsidiary, the amount of the shareholders' equity of such Subsidiary that cannot at such time be paid as a dividend on the capital stock of such Subsidiary by virtue of restrictions, direct or indirect, on the payment of such dividends imposed by the terms of any Indebtedness, whether or not such Indebtedness is recourse or non-recourse to such Subsidiary.

     Securities Act -- means the Securities Act of 1933, as amended.

     Security -- means "security" as defined in section 2(1) of the Securities
                 Act.

     Senior Financial Officer -- means the chief financial officer, principal accounting officer, treasurer or
                                 comptroller of the Company.

     Senior Officer -- means the chairman of the board of directors, the president, the comptroller, the treasurer and any vice-president of the Company.

     Subsidiary -- means, at any time, a corporation that, in accordance with
                   GAAP, is properly included in a consolidated balance sheet of the Company and its consolidated subsidiaries prepared at such time, as a subsidiary of the Company.

     Subsidiary Funded Debt -- means, at any time, with respect to any
                               Subsidiary,

          (a)  Funded Debt of such Subsidiary,

          (b)  Preferred Stock of such Subsidiary.

For purposes of determining the amount of Subsidiary Funded Debt at any time, the amount of Subsidiary Funded Debt shall include the amount of the principal of all Indebtedness constituting Subsidiary Funded Debt, the amount of accrued and unpaid interest thereon, the par or stated value of all Preferred Stock constituting Subsidiary Funded Debt, and the amount of declared but unpaid dividends thereon, and any other amounts due in respect of such Indebtedness and Preferred Stock.

     Subsidiary Stock -- means the capital stock of any Subsidiary and any security exchangeable for, or convertible into, such capital stock.

     Successor Corporation -- Section 6.4.

     Transfer -- Section 6.8.

     Transfer Date -- Section 4.4(a)(ii).

     Voting Stock -- means capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or Persons performing similar functions).

     Wholly-Owned Subsidiaries -- means, at any time, a Subsidiary all of the capital stock of which, and securities
                                  convertible into, exchangeable for, or
                                  representing the right to purchase,
                                  such capital stock (other than directors' qualifying shares) is owned at such time by any one or more of the Company and the other Wholly-Owned Subsidiaries, free of any Lien.

     9.2  Generally Accepted Accounting Principles.

     Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with GAAP as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date as of which such computation is required to be determined, provided, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term was defined with reference solely to GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein. Whenever a calculation based on the consolidated financial position of a group of corporations is required hereby, investments by members of the group in corporations which are defined hereby to not be members of the group shall be accounted for using the cost method.

     9.3  Directly or Indirectly.

     Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

     9.4  Section Headings and Table of Contents and Construction.

          (a) Section Headings and Table of Contents, etc. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision.

          (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     9.5  Governing Law.

     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

10.  MISCELLANEOUS

     10.1 Communications.

          (a) Method; Address. All communications hereunder or under the Notes shall be in writing, shall be hand delivered, deposited into the United States mail (registered or certified mail), postage prepaid, sent by overnight courier, or sent by facsimile transmission (confirmed by delivery by overnight courier sent on the same day as such facsimile transmission) and shall be addressed,

               (i)  if to the Company,

                    Seaboard Corporation
                    9000 West 67th Street
                    Shawnee Mission, KS 66202
                    Fax. (913) 676-8976
                    Attention: Vice-President - Finance

     or at such other address as the Company shall have furnished in writing to all holders of the Notes at the time outstanding, and

               (ii) if to any of the holders of the Notes,

                    (A) if such holders are the Purchasers, at their respective addresses set forth on Annex 1 hereto, and further including any parties referred to on such Annex 1 which are required to receive notices in addition to such holders of the Notes, and

                    (B) if such holders are not the Purchasers, at their respective addresses set forth in the register for the registration and transfer of Notes maintained pursuant to Section 6.3 hereof, or to any such party at such other address as such party may designate by notice duly given in accordance with this Section 10.1 to the Company (which other address shall be entered in such register).

          (b) When Given. Any communication shall be deemed to be received when actually received at the address of the addressee.

     10.2 Confidentiality.

     Any information concerning the Company or any Subsidiary that has been supplied to any holder of Notes by the Company or such Subsidiary and identified in writing by such party as confidential and that is not, at the time supplied to such holder or thereafter, information available to the public shall be treated as confidential by such holder in accordance with the procedures and standards that such holder generally applies to information of a confidential nature. Notwithstanding the foregoing, the Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to

          (a) such holder's directors or trustees, officers, employees, agents and professional consultants,

          (b)  any other holder of any Note,

          (c) any Person to which such holder offers to sell such Note or any part thereof, provided that such Person first agrees in writing to be subject to the requirements of this Section,

          (d) any federal or state regulatory authority having jurisdiction over such holder, and the National Association of Insurance Commissioners or any similar organization,

          (e) Standard & Poor's Corporation, Moody's Investor Services, Inc., and any other nationally recognized financial rating service, which is reviewing the credit rating of any holder of Notes, and

          (f) any other Person to which such delivery or disclosure may be necessary or appropriate in compliance with any law, rule, regulation or order applicable to such holder, in response to any subpoena or other legal process, in connection with any litigation to which such holder is a party, or in order to protect such holder's investment in such Note.

     10.3 Reproduction of Documents.

     This Agreement and all documents relating hereto, including, without limitation,

          (a) consents, waivers and modifications that may hereafter be executed,

          (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and

          (c) financial statements, certificates and other information previously or hereafter furnished to you or any other holder of Notes, may be reproduced by any holder of Notes by any photographic, photostatic, microfilm, microcard, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Notes in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 10.3 shall prohibit the Company or any holder of Notes from contesting the accuracy or validity of any such reproduction.

     10.4 Survival.

     All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder. The obligations of the Company to make payments to the holders of the Notes in respect of reimbursement of costs, charges, outlays and expenses pursuant hereto shall survive the payment or prepayment of the Notes and the termination hereof.

     10.5 Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     10.6 Amendment and Waiver.

          (a) Requirements. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; provided that no such amendment or waiver of any of the provisions of Section 1 through Section 3 hereof, inclusive, or any defined term used therein, shall be effective as to any holder of Notes unless consented to by such holder in writing; and provided further that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Subsidiary or any Affiliate) at the time outstanding,

               (i) subject to Section 8 hereof, change the amount or time of any prepayment or payment of principal or Make-Whole Amount or the rate or time of payment of interest,

               (ii) amend or waive the provisions of Section 8 hereof,

               (iii) amend the definition of "Required Holders," or

               (iv) amend or waive this Section 10.6.

          (b)  Solicitation of Noteholders.

               (i) Solicitation. Each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with sufficient information to enable such holder to make an informed decision with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this
                    Section 10.6 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by all holders of outstanding Notes required to consent or agree to such waiver or consent.

               (ii) Payment.  The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

               (iii) Scope of Consent.  Any consent made pursuant to this
                     Section 10.6 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

          (c) Binding Effect. Except as provided in Section 10.6(b)(iii) hereof, any amendment or waiver consented to as provided in this
               Section 10.6 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

          (d) Expenses. The Company shall pay when billed the reasonable expenses (including expenses incurred in connection with inspections made pursuant to Section 7.4 hereof) relating to the consideration, negotiation, preparation or execution of any amendments, waivers, or consents with respect to the provisions hereof, and at any time when the parties hereto are conducting "workout" negotiations, (including, without limitation, the fees of professional advisors and attorneys and the allocated cost of your counsel who are your employees or your affiliates' employees), whether or not any such amendments, waivers or consents are executed.

     10.7 Payments on Notes.

          (a) Manner of Payment. The Company shall pay all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. Annex 1 hereto shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to payments as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to Section 5.1 hereof.

          (b) Payments Due on Holidays. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

          (c) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 11:00 a.m. (local time of such bank).

     10.8 Entire Agreement.

     This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     10.9 Duplicate Originals, Execution in Counterpart.

     Two or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

  [Remainder of page intentionally blank.  Next page is signature page.]
If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                                   Very truly yours,

                                   SEABOARD CORPORATION



                                   By

                                        Name:

                                        Title:

Accepted:

[PURCHASER]



By

     Name:

     Title: